Exhibit 23.1

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-262012 on Form S-3, Nos. 333-259060, 333-248421, 333-182120, 333-140713, 333-102385 and 333-100656 on Form S-8, and No. 333-288244 Post-Effective Amendment No. 1 to Form S-4 on Form S-8 of DICK’S Sporting Goods, Inc. of our reports dated March 27, 2025, with respect to the consolidated financial statements of Foot Locker, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, which reports are incorporated by reference in this Current Report on Form 8-K/A of DICK’S Sporting Goods, Inc. dated September 18, 2025.

/s/ KPMG LLP

New York, New York
September 18, 2025